ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terrance K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2015

Addison, Texas, March 31, 2016; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the fourth quarter and year ended December 31, 2015 and provided a review of its operating activities.

Commenting on the Company’s business activities and the outlook for 2016, Helmut Kerschbaumer, Interim President and CEO of ULURU stated, “For the past five months, we have been engaged in the process of re-directing the Company’s business plan that includes changes to our Board of Directors, our senior management, our commercialization efforts, and, most importantly, our financial foundation.”

“In November 2015, Bradley J. Sacks was appointed to serve as the Chairman of our Board of Directors and Helmut Kerschbaumer was appointed to serve as the Company’s Interim President and Chief Executive Officer.”

“We have also endeavored to consolidate our product distribution system, as we have acquired the Altrazeal® licensing rights to territories previously held by third party licensees.  This acquisition will allow us to do a number of things, including (i) dramatically increase the price we recognize for the Altrazeal® product we sell, (this should then translate to increased revenues), (ii) more effectively enter new markets and conclude relationships with reputable distributors, (iii) more effectively comply with local market regulatory registration requirements (and thereby expedite product sales in markets where distributors have agreed to distribute our product) and (iv) more effectively stimulate demand and share “lessons learned” across markets.  We have distribution relationships in place in more than 60 markets, although we have only been able to ship product to 16 markets to date and achieved registration and reimbursement as a condition for ongoing sales in 5 markets.  We are hopeful that these and additional markets will be eligible for shipping in the coming quarters.”

”We have also implemented an austerity program for controlling our operating costs to include compensation savings (both in headcount and in compensation levels), decreases in consulting expenses, improvements in manufacturing efficiencies, and targeted marketing expenditures.  This has been a big task but we are confident the framework for further success is now in place.”

“We are also excited about the prospects for our OraDisc™ erodible film technology and the inclusion of various active ingredients which will allow us to introduce new products to treat migraine, erectile dysfunction, neurological conditions, and asthma.  We are in discussions with potential collaborators to commercialize these new products using our technology.”

“Lastly, the recent closing of a private placement has provided us with working capital of approximately $1,800,000.  This was an extremely time consuming exercise and a critical milestone in our turn-around strategy.  This gives the Company some of the resources that we will need to implement our business plans, including the further consolidation of the global distribution rights for Altrazeal® and OraDisc™. We will continue to explore additional sources of capital to further solidify our balance sheet and allow us to execute on our plans.”

FINANCIAL RESULTS
For the fourth quarter of 2015, the Company reported a net loss of $0.37 million, or $0.01 per share, compared with a net profit of $0.32 million, or $0.01 per share, for the same period last year.  For the year ending December 31, 2015, the Company reported a net loss of $2.70 million, or $0.10 per share, compared with a net loss of $1.94 million, or $0.08 per share, for the same period of 2014.

Revenues
Revenues for the fourth quarter of 2015 were $357,000, as compared to $230,000 for the fourth quarter of 2014.  The increase of approximately $127,000 in revenues from the fourth quarter of 2015 compared to the fourth quarter of 2014 was primarily due to an increase of $146,000 in licensing fees related to our international distributors.  This increase in revenues was partially offset by a decrease of $10,000 in royalties related to Altrazeal® from our international distributors and a decrease of $9,000 in Altrazeal® product sales by our international distributors.

For the year ended December 31, 2015, revenues were $936,000, as compared to $864,000 for the same period in 2014.  The increase of approximately $72,000 in revenues was due primarily to an increase of $149,000 in licensing fees related to our international distributors.  This increase in revenues was partially offset by a decrease of $51,000 in royalties related to Altrazeal® from our international distributors and a decrease of $26,000 in Altrazeal® product sales by our international distributors.

Research and Development
Research and development expenses for the fourth quarter of 2015 were $168,000, including $13,000 of share-based compensation, as compared to $226,000, including $19,000 of share-based compensation, for the fourth quarter of 2014.  The decrease of approximately $58,000 in research and development expenses was primarily due to a decrease of $68,000 in direct research costs primarily related to Altrazeal® and a decrease of $23,000 in compensation due to staffing reductions.  These expense decreases were partially offset by an increase $33,000 in regulatory consulting as the prior year included a one-time adjustment of consulting costs.

For the year ended December 31, 2015, research and development expenses were $764,000, including $69,000 of share-based compensation, as compared to $771,000, including $36,000 of share-based compensation, for the same period in 2014.  The decrease of approximately $7,000 in research and development expenses was primarily due to a decrease of $63,000 in direct research costs primarily related to Altrazeal®.  This expense decrease were partially offset by an increase of $31,000 in scientific compensation primarily related to share-based compensation, an increase of $18,000 in regulatory consulting as the prior year included a one-time adjustment of consulting costs, and an increase of $7,000 in miscellaneous operating costs.

Selling, general and administrative
Selling, general and administrative expenses for the fourth quarter of 2015 were $237,000, including $(76,000) in share-based compensation, as compared to $503,000, including $59,000 in share-based compensation, for the fourth quarter of 2014.  The decrease of approximately $266,000 in selling, general and administrative expenses was primarily due to a decrease of $144,000 in legal expenses related to a licensing agreement dispute and a warrant exercise dispute from 2014, a decrease of $96,000 in payroll taxes related to an accrual adjustment, a decrease of $31,000 in consulting costs related to investor relations, a decrease of $158,000 in director fees related to share-based compensation, and a decrease in compensation of $16,000 related to staffing reductions, and a decrease in processing costs of $6,000 related to XBRL reporting. These expense decreases were partially offset by an increase of $114,000 in bad debt expense, an increase of $50,000 related to accrual adjustments that were recognized in 2014 for estimated merger costs that originally occurred in 2008, and an increase of $21,000 in sales and marketing expenses related to international product activities.

For the year ended December 31, 2015, selling, general and administrative expenses were $1,681,000, including $84,000 of share-based compensation, as compared to $1,774,000, including $113,000 of share-based compensation, for the same period in 2014.  The decrease of approximately $93,000 in selling, general and administrative expenses was primarily due to a decrease of $311,000 in legal expenses related to a licensing agreement dispute and a warrant exercise dispute from 2014, a decrease of $96,000 in payroll taxes related to an accrual adjustment, a decrease of $89,000 in consulting costs related to investor relations, a decrease of $60,000 in director fees related to share-based compensation, a decrease of $25,000 in commission costs relating to product licensing, and a decrease of $17,000 in other corporate costs.  These expense decreases were partially offset by an increase of $281,000 in sales and marketing expenses related to international product activities, an increase of $113,000 in bad debt expense, an increase of $50,000 related to accrual adjustments that were recognized in 2014 for estimated merger costs that originally occurred in 2008, an increase of $20,000 in shareholder presentations, an increase of $19,000 in costs associated with financing activities, an increase of $12,000 in insurance costs, and an increase of $10,000 in accounting fees related to our public filings.

Amortization of Intangible Assets
Amortization expense for the fourth quarter of 2015 was $126,000 as compared to $120,000 for the fourth quarter of 2014.  The increase of approximately $6,000 in amortization expense relates to our acquisition of certain licensing rights in December 2015.

For the year ended December 31, 2015, amortization of intangible assets was $481,000 as compared to $475,000 for the same period in 2014.  The expense for each period consists of amortization associated with our acquired patents and acquired licensing rights.  The increase of approximately $6,000 in amortization expense relates to our acquisition of certain licensing rights in December 2015.  There were no purchases of patents or licensing rights during the year ended December 31, 2014.

Depreciation
Depreciation expense for the fourth quarter of 2015 was $34,000 as compared to $59,000 for the fourth quarter of 2014.   The decrease of approximately $25,000 is attributable to certain equipment being fully depreciated.

For the year ended December 31, 2015, depreciation expense was $180,000 as compared to $237,000 for the same period in 2014.  The decrease of approximately $57,000 is attributable to certain equipment being fully depreciated.

Interest Expense
Interest expense for the fourth quarter of 2015 was $51,000 as compared to $27,000 for the fourth quarter of 2014.  The increase of approximately $24,000 is primarily attributable to interest costs associated with our promissory note issued in April 2015.

For the year ended December 31, 2015, interest expense was $179,000 as compared to $51,000 for the same period of 2014. The increase of approximately $128,000 is primarily attributable to interest costs associated with the promissory note with Inter-Mountain Capital Corp.

Foreign Currency transaction Gain (Loss)
Foreign currency transaction loss for the fourth quarter of 2015 was $23,000 as compared to $44,000 for the fourth quarter of 2014.  The decrease of $21,000 is related to fluctuations in the Euro exchange rate experienced during the fourth quarter of 2015 as the pricing of Altrazeal® to our international distributors was denominated in Euros.

For the year ending December 31, 2015, foreign currency transaction loss was $80,000 as compared to $54,000 for the same period of 2014.  The increase of $26,000 is related to fluctuations in the Euro exchange rate experienced during 2014 and 2015 as the pricing of Altrazeal® to our international distributors was denominated in Euros.  The average US$ / Euro exchange rate in 2015 was 1.17 compared to 1.33 in 2014.

Loss on Early Extinguishment of Convertible Note
For the year ended December 31, 2015, the loss on early extinguishment of convertible note was zero as compared to approximately $135,000 for the same period of 2014.  The loss on early extinguishment of convertible note is a result of our election to exercise our rights under the June 2012 Note and to offset amounts we owed to Inter-Mountain against amounts it owed to us under the Investor Notes.

Proceeds from Litigation Settlement
For the year ending December 31, 2015, proceeds from litigation settlement was zero as compared to $1,200,000 for the same period of 2014.

Commenting on the Company’s financial results Mr. Kerschbaumer continued, “The operating results for 2015 reflect an improvement in revenues primarily due to an increase in licensing fees associated with the acquisition of licensing rights from Altrazeal Trading GmbH that occurred in December 2015.  Product sales were slightly behind last year’s level as the pace of product registration in new countries was a little slower than expected but we feel this should improve during the coming year.  Our decreased operating costs in 2015 continues to reflect our emphasis on cost controls despite the significant increase in activities to support Altrazeal® and now OraDisc™ development work. Our operating loss for 2015 shows an improvement of approximately $560,000 versus the prior year.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc., (the "Company”).   The progress of our technology development, clinical and regulatory results for our products, clinical advantages of our products, the success of our cost saving programs, our ability to consolidate our distribution network, realizing price increases and revenue increases from the sale of Altrazeal®, our ability to stimulate demand for our products, anticipated product launches and regulatory filings, near term revenue opportunities, our ability find additional sources of capital, and anticipated extensions of product lines. When used in this press release, the words "may," "targets," "goal," "could," "should," "would," "believe," "feel," "hope," "expects," "confident," "anticipate," "estimate," "intend," "plan," "potential" and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ending December 31, 2015 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	(Unaudited)		(Audited)
	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues
License fees	$161,157	$14,861	$207,832	$58,959
Royalty income	12,046	21,514	12,046	62,966
Product sales	184,092	193,424	715,861	741,932
Total Revenues	357,295	229,799	935,739	863,857

Cost and Expenses
Cost of goods sold	84,248	134,164	271,310	511,943
Research and development	167,884	225,968	763,547	770,542
Selling, general and administrative	237,294	503,312	1,680,650	1,773,540
Amortization of intangible assets	126,034	119,763	481,419	475,148
Depreciation	33,980	58,579	180,480	237,388
Total Costs and Expenses	649,440	1,041,786	3,377,406	3,768,561
Operating (Loss)	(292,145)	(811,987)	(2,441,667)	(2,904,704)

Other Income (Expense)
Interest and miscellaneous income	70	128	281	5,386
Interest expense	(50,995)	(26,513)	(178,914)	(50,574)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Foreign currency transaction (loss)	(23,142)	(43,600)	(79,654)	(53,867)
Loss on early extinguishment of convertible debt	---	---	---	(135,078)
Proceeds from litigation settlement	---	1,200,000	---	1,200,000
(Loss) Before Income Taxes	(366,212)	318,028	(2,699,954)	(1,938,837)

Income taxes	---	---	---	---
Net (Loss)	$(366,212)	$318,028	$(2,699,954)	$(1,938,837)

Basic and diluted net (loss) per common share	$(0.01)	$0.01	$(0.10)	$(0.08)

Weighted average number of common shares outstanding	29,359,041	24,458,018	25,899,240	23,639,427

ULURU Inc.
SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$180,000	$550,458
Current assets	926,805	1,815,999
Property and equipment, net	257,417	432,110
Other assets	6,244,845	3,213,758
Total assets	7,429,067	5,461,867

Current liabilities	2,540,403	1,868,772
Long term liabilities – deferred revenue	685,287	839,174
Total liabilities	3,225,690	2,707,946
Total stockholders’ equity	4,203,377	2,753,921